Exhibit 10.1

CONFIDENTIAL

HARKEN ENERGY CORPORATION

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is signed on this 21st day of July 2006 by and between HARKEN ENERGY CORPORATION, a Delaware corporation, whose principal office is 180 State Street, Suite 200, Southlake, Texas 76092 (together with its subsidiaries, including GULF ENERGY MANAGEMENT COMPANY (“the Company”), and JAMES W. DENNY, III, an individual employee of the Company, whose home address is 9723 Briar Forest Dr., Houston, Texas 77042, (the “Employee”).

WHEREAS, the Employee is, as of the date hereof, in the employ of the Company; and

WHEREAS, the Company and Employee are entering into this Agreement in order to induce the Employee to remain with the Company by providing to Employee assurance of severance that would be paid by the Company to Employee should the Company terminate Employee’s employment during the term of this Agreement.

NOW THEREFORE, for and in the mutual considerations recited and acknowledged by both parties hereto, the Company and the Employee agree as follows:

1.             Severance Upon Termination:

In the event that Employee is terminated by the Company during the Term of this Agreement, then the Company will pay to Employee a sum of money, IN LIEU OF any and all severance pay and related compensation such Employee is entitled to receive under the policies then in effect by the Company, in an amount equal to twenty-four (24) months of Employee’s salary.

The salary used to compute this Severance will be the greater of either the Employee’s salary at the time of the termination or Employee’s salary as of the date of this Agreement. The payment of Severance will become due to Employee from the Company upon the Employee’s involuntarily termination, in connection with, among other things, a layoff, operations closing or workforce reduction.

2.             No Guaranty of Employment:  This Agreement shall not constitute nor be construed nor interpreted as any guarantee nor contract for continued employment of Employee with the Company, any subsidiary or any successor company. The parties stipulate that as to any rights of ongoing or future employment, that the Employee is an employee at will.

3.             Effective Date:  The Effective Date for purposes of this Agreement and specifically the term provided in the following paragraph is June 30, 2006.

4.             Term of Agreement:  Unless otherwise agreed to in writing by the parties hereto, this Agreement shall be in effect from the Effective Date defined above and for one (1) calendar year thereafter. At the expiration of the Term this Agreement may be extended, modified or renegotiated only upon the mutual written agreement of both the Employee and the Company.

5.             Parties:  This Agreement shall be binding on the parties hereto and shall further be binding upon the successors, assigns, parent corporations or subsidiary corporations of the Company, and shall further inure to the benefit of the heirs and assigns of Employee.

6.             Governing Law:  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

7.             Entire Agreement:  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces, restates in full and supersedes all other prior agreements and understandings, both written and oral.

IN WITNESS whereof this Agreement has been executed the day and year first abovewritten.

HARKEN ENERGY CORPORATION (the Company)

By:	/s/ Mikel D. Faulkner
Name:	Mikel D. Faulkner
Its:	President & CEO

James W. Denny, III (the Employee)

By:	/s/ James W. Denny

JD Severance Agreement

7-10-06